EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical Technologies, Inc. on Form S-8 of our reports dated March 5, 2012 on the consolidated financial statements and related financial statement schedule of Rockwell Medical Technologies, Inc. as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, appearing in the Annual Report on Form 10-K of Rockwell Medical Technologies, Inc. for the year ended December 31, 2011.

/s/ Plante & Moran, PLLC

Clinton Township, Michigan

June 7, 2012